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                                                                         EX 99.1

VALLEY NATIONAL GASES REPORTS RECORD EARNINGS FOR THIRD QUARTER
         WASHINGTON, Pa., April 27 /PRNewswire/ -- Valley National Gases Incorporated (Amex: VLG) reported today record net earnings for the third quarter ended March 31, 2004. Net earnings increased 73.2% to $0.40 per diluted share, compared to $0.23 per diluted share for the quarter ended March 31, 2003. Sales for the third quarter were $47.9 million, a 4.6% increase from the same quarter last year. Net cash provided by operating activities was $9.5 million, resulting in a reduction of debt of $6.7 million for the quarter.

         Valley National Gases' Chief Executive Officer, William Indelicato, commented: "Our improved performance is primarily a result of continued focus on product margins and a more systematic approach to management of operating expenses. In spite of the current steel shortage, which has impacted our costs for welding consumables, we managed to improve hard goods margins over last year's third quarter. Although we have seen signs of economic improvement, sales generally continue to be sluggish. Our near term efforts will continue to be directed at improved customer relations and more cost effective operations."

         Net sales increased $2.1 million, or 4.6%, for the quarter, compared to the prior year quarter. Propane sales increased $0.9 million reflecting $1.2 million in price increase partially offset by $0.3 million in volume decline. The propane volume decline was primarily attributable to the effect of average temperatures in the Company's market areas being approximately 4.7% higher in comparison to the prior year period, substantially offset by internal growth. Hard good sales increased $0.8 million or 6.4% from the prior year quarter. On a sequential quarter basis, hard good sales increased 8.3%.

         Gross profit increased $1.5 million for the quarter to 52.2% of sales as compared to 51.2% for the prior year quarter. This increase as a percentage of sales reflects increases in product margins for hard goods, industrial gases and propane.

         Operating expenses decreased $0.5 million for the quarter in comparison to the same quarter last year. Interest expense decreased $0.2 million for the quarter, reflecting primarily the effect of reducing outstanding debt.

         Sales for the nine months ended March 31, 2004 increased $1.5 million or 1.3% from the same period last year reflecting a reduction in hard good sales being partially offset by increased sales for other products.

         Gross profit increased $1.7 million or 2.8% for the nine-month period to 53.2% of sales as compared to 52.4% for the prior year period, reflecting increases in product margins for hard goods partially offset by a decrease for propane.

         Operating expenses declined $1.7 million for the nine-month period to 36.1% of sales as compared to 38.0% for the prior year period. Interest expense decreased $0.6 million for the nine months, primarily due to the effect of reducing outstanding debt.

         Net earnings increased 76.4% to $0.69 per diluted share for the nine months as compared to $0.39 last year. The provision for income taxes at a rate of 39% for the nine-month period was consistent with the rate realized for the year ended June 30, 2003.

         Valley National Gases, with headquarters in Washington, Pennsylvania, is a leading packager and distributor of industrial, medical and specialty gases, welding equipment and supplies, propane and fire protection equipment. Valley National Gases operates sixty-five locations in eleven states. A conference call will be held on Wednesday, April 28, 2004 at 11:00 AM Eastern Daylight Saving Time, hosted by the Chief Executive Officer, the President and the Chief Financial Officer, to discuss the third quarter earnings and the outlook on performance. The teleconference will be available by calling 800-718-6841. A replay of the teleconference will be available for one week. To listen, call 800-633-8284 and enter pass code 21192623. The third quarter earnings release will be available on the Investor Information page on the Company's website at http://www.vngas.com/.
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                       VALLEY NATIONAL GASES INCORPORATED
                              STATEMENT OF EARNINGS
                  (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                   Three Months Ended             Nine months Ended
                                                                        March 31,                     March 31,
                                                                   2004            2003           2004           2003
                                                            ------------------------------------------------------------
Net Sales                                                         $47,926         $45,819       $119,481       $117,947
Cost of products sold (excluding depreciation and                  22,924          22,359         55,917         56,091
amortization)
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Gross Profit                                                       25,002          23,460         63,564         61,856
Operating and administrative expenses (a)                          15,549          16,083         43,147         44,840
Depreciation and amortization                                       1,843           2,046          5,581          5,906
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Total expenses                                                     17,392          18,129         48,728         50,746
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Income from operations                                              7,610           5,331         14,836         11,110
Interest expense (b)                                                1,438           1,616          4,365          4,961
Other income                                                            1               1            129            116
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Earnings before income taxes                                        6,173           3,716         10,600          6,265
Provision for income taxes                                          2,407           1,542          4,134          2,600
------------------------------------------------------------------------------------------------------------------------
Net earnings                                                       $3,766          $2,174         $6,466         $3,665
========================================================================================================================

Basic earnings per share                                            $0.40           $0.23          $0.69          $0.39
Diluted earnings per share                                          $0.40           $0.23          $0.69          $0.39
Weighted average shares
    Basic                                                           9,378           9,348          9,364          9,348
    Diluted                                                         9,463           9,384          9,415          9,393

(a) Includes nonrecurring charges of $519 recorded in the quarter ended March 31, 2003 under the Company's strengthening initiatives, reflecting costs associated with change in the Company's passenger vehicle policy, severance and upgrade of personnel and a provision for unclaimed property under various states escheat laws.

(b) The March 2004 quarter and nine months results include a decrease in interest expense of $24 and $90 and the 2003 quarter includes an increase $15 and the 2003 nine months results include a decrease in interest expense of $24 to record changes in the fair market value of the Company's interest rate swap agreements.

SOURCE:  Valley National Gases Incorporated      4/27/04
/CONTACT: Robert D. Scherich of Valley National Gases, 724-228-3000/ or scherich@vngas.com